                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant    [X]
Filed by a party other than the registrant    [  ]

Check the appropriate box:

     Preliminary Proxy Statement

     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

     Definitive Additional Materials

     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               CUMULUS MEDIA INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                       N/A
--------------------------------------------------------------------------------
     (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

         Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:


[   ]    Fee paid previously with preliminary materials.

[   ]    Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)  Amount Previously Paid:
                                     ------------------------------------------

         (2)  Form, Schedule or Registration Statement No.:
                                                           --------------------

         (3)  Filing Party:
                           ----------------------------------------------------

Date Filed:
           --------------------------------------------------------------------

                                  CUMULUS LOGO

                               CUMULUS MEDIA INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 4, 2001
                            ------------------------

                     NOTICE OF MEETING AND PROXY STATEMENT

                               TABLE OF CONTENTS

Notice of Annual Meeting of Shareholders....................    3
Proxy Statement.............................................    4
Proposals You May Vote On...................................    6
Security Ownership of Certain Beneficial Owners and
  Management................................................   11
Section 16(a) Beneficial Ownership Reporting Compliance.....   14
Non-Employee Director Compensation..........................   14
Executive Compensation......................................   15
Compensation Committee Interlocks and Insider
  Participation.............................................   18
Certain Relationships and Related Transactions..............   19
Information about the Board of Directors....................   20
Compensation Committee Report on Executive Compensation.....   21
Audit Committee Report......................................   23
Members of the Board of Directors...........................   25
Performance Graph...........................................   28
Submission of Shareholder Proposals.........................   29
Other Matters...............................................   29
Appendix A: 2000 Stock Incentive Plan.......................  A-1
Appendix B: Audit Committee Charter.........................  B-1

                               CUMULUS MEDIA INC.
                               3535 PIEDMONT ROAD
                         BUILDING 14, FOURTEENTH FLOOR
                               ATLANTA, GA 30305
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 TO BE HELD ON

                                  MAY 4, 2001

To the Shareholders of Cumulus Media Inc.:

     The 2001 Annual Meeting of Shareholders (the "Annual Meeting") of Cumulus Media Inc., an Illinois corporation (the "Company" or "Cumulus"), will be held at the Company's principal executive offices at 3535 Piedmont Road, Building 14, Fourteenth Floor, Atlanta, Georgia, 30305 on Friday, May 4, 2001 at 1:30 p.m., local time, for the following purposes:

     (1) To elect the following Class I directors and Class II directors;

Class I Directors              Ralph B. Everett
                               Holcombe T. Green, Jr.
Class II Directors             Eric P. Robison
                               Robert H. Sheridan, III

     (2) To ratify the Board's selection of KPMG LLP as Cumulus' independent auditors for 2001;

     (3) To approve the Cumulus Media Inc. 2000 Stock Incentive Plan; and

     (4) To transact such other business as may properly come before the Annual Meeting, all in accordance with the accompanying Proxy Statement.

     Only holders of record of Class A Common Stock or Class C Common Stock at the close of business on Friday, March 16, 2001 are entitled to notice of, and to vote at, the Annual Meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSALS MADE IN THE ENCLOSED PROXY STATEMENT.

     At the Annual Meeting, members of Cumulus' senior management will report on Cumulus' 2000 and year to date 2001 results. The Company's Annual Report on Form 10-K for the year ended December 31, 2000 is included with the Proxy Statement.

     HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF CLASS A COMMON STOCK AND CLASS C COMMON STOCK MUST BE PRESENT IN PERSON OR BY PROXY IN ORDER FOR THE MEETING TO BE HELD. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO BY REVOKING YOUR PROXY AT ANY TIME PRIOR TO THE VOTING THEREOF.

                                              LEWIS W. DICKEY, JR.
                                              Chairman, President & CEO
                                              April 2, 2001

                               CUMULUS MEDIA INC.
                               3535 PIEDMONT ROAD
                         BUILDING 14, FOURTEENTH FLOOR
                             ATLANTA, GEORGIA 30305
                                 APRIL 2, 2001

                                PROXY STATEMENT

     The enclosed proxy is being solicited by the Board of Directors of Cumulus Media Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Friday, May 4, 2001 (the "Annual Meeting").

     The expense of printing and mailing proxy materials, including expenses involved in forwarding materials to beneficial owners of common stock held in the name of another person, will be borne by the Company. The Company does not expect to pay any fees for the solicitation of proxies but may reimburse brokers, fiduciaries and other custodians for their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. No solicitation other than by mail is contemplated, except that officers or employees of the Company or its subsidiaries may solicit the return of proxies from certain shareholders in person or by telephone, facsimile transmission or other means of electronic communication. This Proxy Statement and the accompanying Proxy Card are being sent to the Company's shareholders commencing on or about April 2, 2001.

     Only holders of record of shares of Class A Common Stock, $.01 par value (the "Class A Common Stock"), or shares of Class C Common Stock, $.01 par value (the "Class C Common Stock"), at the close of business on March 16, 2001 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, the Company had outstanding 28,427,729 shares of Class A Common Stock, 4,479,343 shares of Class B Common Stock, $.01 par value (the "Class B Common Stock"), 2,307,277 shares of Class C Common Stock, 117,530 shares of 13 3/4% Series A Cumulative Redeemable Exchangeable Preferred Stock, and 258 shares of 12% Series B Cumulative Preferred Stock. Only holders of shares of Class A Common Stock and Class C Common Stock are entitled to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Class A Common Stock and Class C Common Stock outstanding on the Record Date is required for a quorum with respect to the matters on which action is to be taken at the Annual Meeting.

     Any shareholder executing and delivering the enclosed proxy may revoke the same at any time prior to the voting thereof by written notice of revocation given to the Secretary of the Company.

     The Company's Annual Report on Form 10-K for the year ended December 31, 2000 is included with this Proxy Statement.

     Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining a quorum, but will be treated as votes against each proposal. Each share of Class A Common Stock entitles its holder to cast one vote on each matter to be voted upon at the

Annual Meeting. Each share of Class C Common Stock entitles its holder to cast 10 votes on each matter to be voted upon at the Annual Meeting.

     UNLESS OTHERWISE DIRECTED, ALL PROXIES WILL BE VOTED FOR THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED TO SERVE AS A DIRECTOR AND FOR EACH OF THE OTHER PROPOSALS. DIRECTORS WILL BE ELECTED BY A PLURALITY OF THE VOTES CAST BY HOLDERS OF THE COMPANY'S CLASS A COMMON STOCK AND CLASS C COMMON STOCK AT THE ANNUAL MEETING. IN OTHER WORDS, THE TWO NOMINEES FOR DIRECTOR FROM EACH CLASS WHO RECEIVE THE LARGEST NUMBER OF VOTES WILL BE ELECTED AS DIRECTORS. ANY SHARES NOT VOTED, WHETHER BY WITHHELD AUTHORITY, BROKER NON-VOTE OR OTHERWISE, WILL HAVE NO EFFECT IN THE ELECTION OF DIRECTORS EXCEPT TO THE EXTENT THAT THE FAILURE TO VOTE FOR AN INDIVIDUAL RESULTS IN ANOTHER INDIVIDUAL RECEIVING A LARGER NUMBER OF VOTES.

     A MAJORITY OF THE VOTES ENTITLED TO BE CAST BY THE PRESENT OR REPRESENTED SHARES ENTITLED TO VOTE IS REQUIRED TO I) RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2001 AND II) APPROVE THE COMPANY'S 2000 STOCK INCENTIVE PLAN.

                           PROPOSALS YOU MAY VOTE ON

                            1. ELECTION OF DIRECTORS

     Two Class I directors and two Class II directors of the Company's Board of Directors will be elected at the Annual Meeting. Each elected Class I director will serve until the 2003 annual meeting of shareholders or until he is succeeded by another qualified director who has been elected. Each elected Class II director will serve until the 2004 annual meeting of shareholders or until he is succeeded by another qualified director who has been elected.

Class I Directors   Ralph B. Everett
                    Holcombe T. Green, Jr.
Class II Directors  Eric P. Robison
                    Robert H. Sheridan, III

     Detailed information about each nominee is provided elsewhere in this Proxy Statement. The Board has no reason to believe that any nominee will be unable to serve as a director. If for any reason a nominee becomes unable to serve, the persons named in the proxy will vote for the election of such other person or persons as the Board may recommend.

     YOUR BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

                 2. RATIFICATION OF THE APPOINTMENT OF KPMG LLP
                            AS INDEPENDENT AUDITORS

     Upon the recommendation of the Audit Committee, and subject to ratification by the Company's shareholders, the Board has appointed KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2001. KPMG LLP has served as the Company's independent auditors since May 5, 2000. From May 5, 2000 until December 31, 2000, KPMG LLP also provided certain non-audit services to the Company.

AUDIT FEES

     KPMG LLP has billed the Company $477,000, in the aggregate, for professional services rendered by KPMG LLP for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and reviews of the interim financial statements included in the Company's Forms 10-Q filed during the fiscal year ended December 31, 2000.

FINANCIAL INFORMATION DESIGN AND IMPLEMENTATION FEES

     KPMG LLP has not rendered any professional services described in paragraph
(c)(4)(ii) of Rule 2-01 of Regulation S-X for the Company during the fiscal year ended December 31, 2000.

ALL OTHER FEES

     KPMG LLP has billed $232,000, in the aggregate, for all other services rendered by KPMG (other than those described above) during the fiscal year ended December 31, 2000.

     Representatives of KPMG LLP will be present at the Annual Meeting to make any statement they may desire and to respond to appropriate questions from shareholders.

FORMER INDEPENDENT AUDITORS

     On April 17, 2000, the Company was notified by PricewaterhouseCoopers LLP ("PwC") that it was resigning as independent auditors of the Company.

     The reports of PwC on the Company's consolidated financial statements as of December 31, 1999 and 1998 and for each of the years then ended did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

     During the period from January 1, 1998 through April 17, 2000, PwC and the Company did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the consolidated financial statements of the Company for the years ended December 31, 1999 or 1998.

     Except for the matters reported in the following paragraph, during 1998, 1999 and through PwC's resignation on April 17, 2000, there were no reportable events as defined in Regulation S-K Rule 304(a)(1)(v).

     PwC informed the Audit Committee of the Board of Directors of the Company of the following material weaknesses, which came to PwC's attention in connection with the audit of the consolidated financial statements of the Registrant for the year ended December 30, 1999: (a) the internal controls over the recognition of revenue failed to detect, on a timely basis, that spot, package billing and non-traditional revenues had been recorded in advance of when the spots aired or events occurred and (b) the Company's internal controls over related party transactions failed to ensure, on a timely basis, that amendments to related party service agreements were appropriately reviewed and approved prior to being recorded in the financial records of the Company.

     As a result, PwC expanded the scope of its testing relating to revenue recognition for the year ended December 31, 1999.

     As previously disclosed by the Company, the Company requested that PwC furnish a letter addressed to the Securities and Exchange Commission stating whether PwC agreed with the above statements. A copy of such letter, dated April 24, 2000, was attached as an exhibit to the Company's Current Report on Form 8-K, filed on April 24, 2000.

     YOUR BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

             3. APPROVAL OF THE COMPANY'S 2000 STOCK INCENTIVE PLAN

     The complete text of the Company's 2000 Stock Incentive Plan is set forth in Appendix A. The following summary of the material features of the 2000 Stock Incentive Plan is qualified in its entirety by reference to Appendix A.

     The Board of Directors approved the 2000 Stock Incentive Plan on July 31, 2000, and subsequently amended the Plan on February 23, 2001, all subject to approval by the Company's shareholders. The purpose of the 2000 Stock Incentive Plan is to attract and retain certain selected officers, key employees, non-employee directors and consultants whose skills and talents are important to the Company's operations and reward them for making major contributions to the success of the Company. The aggregate number of shares of Class A Common Stock subject to awards that may be granted under the 2000 Stock Incentive Plan is 2,750,000, any of which may be granted as incentive stock options ("ISOs"). In addition, no one person may receive options representing more than 500,000 shares of Class A Common Stock in any one calendar year.

     Under the 2000 Stock Incentive Plan, current and prospective employees, non-employee directors, consultants or other persons who provide services to the Company are eligible to participate, provided that those persons hold, or will hold, positions of responsibility and that their performance can have a significant effect on the success of the Company ("Participants").

     The 2000 Stock Incentive Plan permits the Company to grant nonqualified stock options and ISOs, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). No options may be granted under the 2000 Stock Incentive Plan after October 1, 2010. If any shares of stock which are subject to an award granted under the 2000 Stock Incentive Plan are used in settlement of tax withholding obligations, or if any stock option is exercised by tendering shares to the Company as full or partial payment for such exercise under the 2000 Stock Incentive Plan, then only the net number of shares issued shall be deemed issued for purposes of determining the maximum number of shares available for issuance pursuant to the 2000 Stock Incentive Plan.

     The Compensation Committee of the Board of Directors administers the 2000 Stock Incentive Plan. The Compensation Committee has full and exclusive power to interpret the 2000 Stock Incentive Plan and to adopt rules, regulations and guidelines for carrying out the 2000 Stock Incentive Plan, as it may deem necessary or proper.

     If the service providing relationship of a Participant terminates, or a non-employee director no longer serves as a director, all unvested awards granted pursuant to the 2000 Stock Incentive Plan shall immediately terminate. All vested but unexercised awards will terminate one year after such termination of service, unless the applicable award agreement provides otherwise. Notwithstanding the foregoing, if a Participant is terminated for cause, then to the extent an award under the 2000 Stock Incentive Plan has not vested or is not exercised prior to such termination, it shall lapse and be forfeited to the Company. The Compensation Committee may permit an award to continue in effect after a Participant's retirement and may accelerate or continue awards granted to Participants who resign in the best interests of the Company after the date of such resignation.

     As of December 31, 2000, approximately 200 individuals were eligible to participate in the 2000 Stock Incentive Plan. The following table provides information on options that have been granted to the Named Executive Officers (as defined hereinafter), to all current executive officers as a group, to all non-executive directors as a group and to all other employees as of March 16, 2001. The number of shares subject to options to be granted in the future, pursuant to the 2000 Stock Incentive Plan, to the individuals and groups below cannot be determined at this time.

                            NEW PLAN BENEFITS TABLE

                                                         NUMBER OF SECURITIES
                       NAME                            UNDERLYING OPTIONS GRANTS
                       ----                            -------------------------
Lewis W. Dickey, Jr................................              500,000
John W. Dickey.....................................              250,000
Martin R. Gausvik..................................              300,000
Jonathon G. Pinch..................................              200,000
Richard W. Weening.................................                    0
All current executive officers as a group (5)......            1,250,000
All non-executive directors as a group (3).........               70,000
All other employees as a group (190)...............              708,300

     The 2000 Stock Incentive Plan may be amended with the approval of the Board of Directors, but certain amendments adversely affecting the rights of a Participant under any existing option grant may not be made without obtaining the Participant's written consent, and amendments increasing the number of shares of Class A Common Stock which may be granted under the 2000 Stock Incentive Plan may not be made without obtaining shareholder approval.

     The exercise price for options granted under the 2000 Stock Incentive Plan may be no less than 100% of the fair market value of the Class A Common Stock on the date of grant of the option (or 110% in the case of ISOs granted to participants who are 10% or greater shareholders of the Company). Options will be exercisable during the period specified in each award agreement and will be exercisable in installments pursuant to a vesting schedule to be designated by the Compensation Committee, generally at a rate of 25% per completed year of the Participant's continuous service to the Company. Upon a change of control of the Company (as defined in the plan), any outstanding and unexercised awards become immediately exercisable. No option will remain exercisable later than ten years after the date of grant (or five years from the date of grant in the case of ISOs granted to 10% or greater shareholders of the Company). The closing sale price of the Class A Common Stock on the Nasdaq National Market on March 16, 2001 was $5.406 per share.

     The federal income tax consequences of nonqualified stock options and ISOs granted under the 2000 Stock Incentive Plan are generally as follows:

     Nonqualified Stock Options. The grant of a nonqualified option will have no federal income tax consequences to the Company or to a participant. A participant will recognize taxable ordinary income at the time of exercise of the option in an amount equal to the excess of the fair market value of the shares acquired at the time of exercise over the option price, and the Company will ordinarily be entitled to a deduction for such amount.

     The holders of shares acquired upon exercise of a nonqualified option will, upon a subsequent disposition of such shares, generally recognize a short-term or long-term capital gain or loss, depending upon the holding period of the shares, equal to the difference between the amount realized on the sale and the basis in such shares (the sum of the option price and the amount taxed as ordinary income at the time of exercise).

     ISOs. Neither the grant nor exercise of an ISO will generally have any federal income tax consequences for a participant. The amount by which the fair market value of the shares acquired upon the exercise of any ISO exceeds the option price at the date of exercise, however, is an item of "tax preference" for purposes of computing the alternative minimum tax on individuals. If a participant has held the shares acquired on the exercise of an ISO for at least two years from the date of the grant of the option and at least one year from the date of exercise, the participant will recognize taxable long-term capital gain or loss upon a subsequent disposition of the shares. In such circumstances, no deduction would be allowed to the Company for federal income tax purposes in connection with the grant or exercise of the option or the transfer of shares acquired upon such exercise.

     If, however, the participant disposes of his or her shares within the holding periods described above, (i) the participant will recognize ordinary income in an amount equal to the difference between the fair market value of such shares on the date of exercise and the option price, provided that, if the amount realized from such sale or exchange is less than the fair market value on the exercise date, then the ordinary income will be limited to the excess of the amount realized upon the sale or exchange of shares over the option price; (ii) the Company will be entitled to a deduction during such year in the amount of the ordinary income so recognized; and (iii) the participant will recognize capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon such sale or exchange of shares and the sum of the option price plus the amount of ordinary income, if any, recognized upon such disposition.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COMPANY'S 2000 STOCK INCENTIVE PLAN.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table lists information concerning the beneficial ownership of the Common Stock of the Company as of December 31, 2000 (unless otherwise noted) by (i) each Director and Named Executive Officer of the Company and their affiliates, (ii) all directors and executive officers as a group, and (iii) each person known to the Company to own beneficially more than 5% of any class of Common Stock of the Company.

                                 CLASS A                  CLASS B                  CLASS C
                             COMMON STOCK(1)          COMMON STOCK(1)         COMMON STOCK(1)(2)
                          ----------------------   ----------------------   ----------------------   PERCENTAGE
                          NUMBER OF                NUMBER OF                NUMBER OF                OF VOTING
  NAME OF STOCKHOLDER      SHARES     PERCENTAGE    SHARES     PERCENTAGE    SHARES     PERCENTAGE    CONTROL
  -------------------     ---------   ----------   ---------   ----------   ---------   ----------   ----------
State of Wisconsin
  Investment Board(3)...         --        --      3,240,619      72.3%            --        --           --
BA Capital Company,
  L.P.(4)...............  2,292,375       8.1%       544,996      12.2%            --        --          4.5%
The Northwestern Mutual
  Life Insurance
  Company(5)............         --        --        693,728      15.5%            --        --           --
CML Holdings, LLC(6)....    201,100         *             --        --      1,522,422      66.0%        30.0%
QUAESTUS Management
  Corporation(6)........    201,000         *             --        --        237,313      10.3%         5.0%
DBBC of Georgia,
  LLC(7)................     95,000         *             --        --        291,542      12.6%         5.9%
Wellington Management
  Company, LLP(8).......  2,825,700      10.0%            --        --             --        --          5.5%
Lehman Brothers Holdings
  Inc.(9)...............  2,710,000       9.5%            --        --             --        --          5.3%
Dimension Fund
  Advisors(10)..........  2,402,100       8.5%            --        --             --        --          4.7%
Capital Research and
  Management
  Company(11)...........  2,090,000       7.4%            --        --             --        --          4.1%
Mellon Financial
  Corporation(12).......  1,597,400       5.6%            --        --             --        --          3.1%
The Boston Company,
  Inc.(12)..............  1,469,800       5.2%            --        --             --        --          2.9%
Franklin Resources,
  Inc.(13)..............  1,538,593       5.4%            --        --             --        --          3.0%
Richard W.
  Weening(6)(14)........    533,100       1.9%            --        --      3,044,437      87.8%        41.3%
Lewis W. Dickey, Jr.
  (15)..................    254,240         *             --        --      1,146,470      37.8%        15.6%
John Dickey(16).........    179,604         *             --        --             --        --            *
Martin R. Gausvik(17)...     48,750         *             --        --             --        --            *
Jonathon Pinch(17)......     25,000         *             --        --             --        --            *
Robert H. Sheridan,
  III...................         --        --             --        --             --        --            *
Ralph B. Everett(18)....     18,500         *             --        --             --        --            *
Eric P. Robison(18).....     13,125         *             --        --             --        --            *
All directors and
  executive officers as
  a group (8 persons)...  1,072,319       3.7%            --        --      4,190,907     100.0%        57.3%

-------------------------
  *  Indicates less than one percent

  (1) Except upon the occurrence of certain events, holders of Class B Common Stock are not entitled to vote, whereas each share of Class A Common Stock entitles its holders to one vote and subject to certain exceptions, each share of Class C Common Stock entitles its holders to ten votes. The Class B common stock is convertible at any time, or from time to time, at the option of the holder of such Class B common stock (provided that the prior consent of any governmental authority required to make such conversion lawful shall have been obtained) without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A Common Stock or Class C Common Stock on a share-for-share basis; provided that the board of directors has determined that the holder of Class A Common Stock at the time of conversion would not disqualify the Company under, or violate, any rules and regulations of the FCC.

(2) Subject to certain exceptions, each share of Class C Common Stock entitles its holders to ten votes. The Class C common stock is convertible at any time, or from time to time, at the option of the holder of such Class C common stock (provided that the prior consent of any governmental authority required to make such conversion lawful shall have been obtained) without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A common stock on a share-for-share basis; provided that the board of directors has determined that the holder of Class A Common Stock at the time of conversion would not disqualify the Company under, or violate, any rules and regulations of the FCC. In the event of the death of Richard W. Weening or Lewis W. Dickey, Jr. (each a "Principal") or the disability of a Principal which results in the termination of such Principal's employment, each share of Class C common stock held by such deceased or disabled Principal or any related party or affiliate of such deceased or disabled Principal shall automatically be converted into one share of Class A common stock.

(3) The address of the State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707. This information is based on a Schedule 13G filed on February 10, 2000.

 (4) The address of BA Capital Company, L.P. is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, North Carolina 28255. Includes options to purchase 17,125 shares of Class A Common Stock granted to BA Capital Company, L.P. in connection with its participation in designating a member to serve on the Board and exercisable within 60 days. This information is based on a Schedule 13G filed on December 3, 1999.

(5) The address of the Northwestern Mutual Life Insurance Company is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. This information is based on a
    Schedule 13G filed on February 2, 2000.

(6) The address of CML Holdings, LLC, QUAESTUS Management Corporation and Richard W. Weening is 400 E. Wisconsin Ave., 4th Floor, Milwaukee, Wisconsin 53202. This information is based on a Schedule 13G filed on February 14, 2001. Mr. Weening exercises voting and dispositive power with respect to the shares of stock owned by CML Holdings, LLC and by QUAESTUS Management Corporation.

(7) The address of DBBC of Georgia, LLC is 50 Music Square W., Suite 901, Nashville, TN 37203. This information is based on a Schedule 13G filed on February 14, 2000. Mr. Lewis Dickey, Jr. is the president of DBBC of Georgia, LLC.

(8) The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. This information is based on a Schedule 13G filed on February 13, 2001. Of these shares, Wellington Management Company has shared voting power as to 1,784,600 shares and shared dispositive power as to all 2,825,700 shares of Class A Common Stock.

(9) The address of Lehman Brothers Holdings Inc. is 3 World Financial Center, New York, New York 10285. This information is based on a Schedule 13G filed on February 14, 2001.

(10) The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. This information is based on a
     Schedule 13G filed on February 2, 2001.

(11) The address of Capital Research and Management Company is 333 Hope Street, Los Angeles, California 90071. This information is based on a Schedule 13G filed on February 12, 2001.

(12) The address of Mellon Financial Corporation and The Boston Company, Inc. is One Mellon Center, Pittsburgh, Pennsylvania 15258. This information is based on a Schedule 13G filed on January 18, 2001. Of these shares, Mellon Financial Corporation has shared voting power as to 172,100 shares and sole dispositive power as to all 1,597,400 shares of Class A Common Stock. The Boston Company, Inc. has shared voting power as to 172,100 shares and sole dispositive power as to all 1,469,800 shares of Class A Common Stock.

(13) The address of Franklin Resources, Inc. is 777 Mariners Island Boulevard, San Mateo, California 94404. This information is based on a Schedule 13G filed on January 29, 2001.

(14) Represents beneficial ownership attributable to Mr. Weening as a result of his direct ownership of 1,000 shares of Class A Common Stock and 128,000 shares of Class C Common Stock and his controlling interests in QUAESTUS Management Corporation, which currently holds 201,000 shares of Class A Common Stock and 237,313 shares of Class C Common Stock, QUAESTUS Partner Fund, which currently holds 100,000 shares of Class A Common Stock, and CML Holdings, LLC, which currently holds 201,100 shares of Class A Common Stock and 1,522,422 shares of Class C Common Stock. Also includes options to purchase 30,000 shares of Class A Common Stock and 1,156,702 shares of Class C Common Stock granted to Mr. Weening and exercisable within 60 days. Mr. Weening disclaims beneficial ownership of shares owned by CML Holdings, LLC, QUAESTUS Management Corporation and QUAESTUS Partners Fund, except to the extent of his pecuniary interest therein.

(15) Represents beneficial ownership attributable to Mr. Dickey as a result of his direct ownership of 66,740 shares of Class A Common Stock and 128,000 shares of Class C Common Stock and his controlling interest in DBBC of Georgia, LLC, which currently holds 95,000 shares of Class A Common Stock and 291,542 shares of Class C Common Stock. Also includes options to purchase 92,500 shares of Class A Common Stock and 726,928 shares of Class C Common Stock granted to Mr. Dickey and exercisable within 60 days. Mr. Dickey disclaims beneficial ownership of shares owned by DBBC of Georgia, LLC except to the extent of his pecuniary interest therein.

(16) Includes options to purchase 107,604 shares of Class A Common Stock exercisable within 60 days.

(17) Includes options to purchase 48,750 shares of Class A Common Stock exercisable within 60 days granted to Mr. Gausvik and 25,000 shares of Class A Common Stock exercisable within 60 days granted to Mr. Pinch.

(18) Includes options to purchase 16,500 shares of Class A Common Stock exercisable within 60 days granted to Mr. Everett and 13,125 shares of Class A Common Stock exercisable within 60 days granted to Mr. Robison.

            SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under U.S. securities laws, directors, executive officers and persons holding more than 10% of the Company's Class A Common Stock must report their initial ownership of the Class A Common Stock and any changes in that ownership to the Securities and Exchange Commission. The Commission has designated specific due dates for these reports and the Company must identify in this Proxy Statement those persons for whom these reports were not filed when due. The Company believes, based upon a review of copies of such reports received by the Company, that during 2000 all Section 16 filing requirements applicable to the Company's directors, executive officers and greater than 10% beneficial owners were complied with, except for the following: the Form 4 report for one transaction of John W. Dickey for the month ended September 30, 2000 was inadvertently filed after the due date of October 10, 2000, and an initial report on Form 3 for Jon Pinch was inadvertently not filed by the required due date.

                       NON-EMPLOYEE DIRECTOR COMPENSATION

     Directors of the Company who are not employees receive a fee of $7,500 per quarter ($30,000 annually). Additionally, each director receives an additional $2,500 per quarter ($10,000 annually) for each Committee membership they hold. Each director also receives a $1,500 fee for each in-person meeting of the Board (or for each in-person meeting of a committee, if conducted separately from a Board Meeting) and $300 for each telephonic meeting of the Board or committee thereof. Finally, each director receives reimbursement of out-of-pocket expenses incurred in connection with attendance at each such meeting.

     In 2000, BA Capital Company, L.P., which is entitled to designate one member to serve on the Board of Directors (with Mr. Sheridan currently serving in that capacity), and Mr. Robison were each granted options to purchase a total of 25,000 shares of Class A Common Stock and Mr. Everett was granted options to purchase a total of 20,000 shares of Class A Common Stock. Such options are exercisable at the fair market value of the Class A Common Stock at the date of grant. These options vest 25% per year with each option being fully exercisable four years from the date of grant.

                             EXECUTIVE COMPENSATION

     The following table sets forth for the periods indicated the compensation paid or accrued for services rendered to the Company in all capacities, for the past three years for (i) each person who served as the chief executive officer during 2000 and each of the other executive officers of the Company employed as of December 31, 2000 and who earned in excess of $100,000 during that year (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                                                               COMPENSATION
                                                                  AWARDS
                                               ANNUAL          ------------
                                            COMPENSATION        SECURITIES
                                         -------------------    UNDERLYING       ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR     SALARY     BONUS     OPTIONS (#)    COMPENSATION(7)
  ---------------------------    ----    --------   --------   ------------   ---------------
Lewis W. Dickey, Jr.(1)(7).....  2000    $315,000   $161,438(6)     500,000       $   --
  Chairman, President and CEO    1999    $303,750   $     --        530,000       $   --
                                 1998    $300,000   $     --      1,000,690       $   --
Jonathon Pinch(2)..............  2000    $ 35,417   $100,000(6)     200,000       $   --
  Executive Vice President
  and Chief Operating Officer
Martin R. Gausvik(3)...........  2000    $162,326   $137,500(6)     300,000       $   --
  Executive Vice President
  Chief Financial Officer
  and Treasurer
John Dickey(4).................  2000    $302,832   $151,316(6)     250,000       $   --
  Executive Vice President       1999    $279,812   $ 60,000         76,354       $   --
                                 1998    $250,000   $     --        152,708       $   --
Richard W. Weening(5)(7)(8)....  2000    $315,000   $     --             --       $1,000
  Former Executive Chairman      1999    $303,750   $     --        530,000       $   --
  and Treasurer                  1998    $300,000   $     --      1,000,690       $   --

-------------------------
(1) From January 1, 2000 through March 16, 2000 Lewis W. Dickey, Jr. was the Executive Vice Chairman of the Company. In June 2000 he became President and CEO of the Company, and effective December 23, 2000 he was appointed Chairman, President and CEO.

(2) Effective December 1, 2000 Jon Pinch was named Executive Vice President and Chief Operating Officer of the Company.

(3) Effective May 29, 2000 Martin R. Gausvik was named the Executive Vice President, Chief Financial Officer and Treasurer

(4) Effective June 2000 John Dickey was named an Executive Vice President of the Company. From January 1, 2000 through June 2000, John Dickey served as the Company's Senior Vice President, Programming.

(5) Richard Weening served the Company as Executive Chairman and Treasurer from January 1, 2000 through May 29, 2000. He remained as Executive Chairman through December 2000, but had ceased all management responsibility effective June 2000. In January 2001, Mr. Weening resigned all positions as an officer of the Company.

(6) In January 2001, Lew Dickey, Marty Gausvik and John Dickey were awarded and paid their respective bonuses for the successful completion of the Clear Channel Asset Exchange and Sale Agreements, which were completed in August 2000, October 2000 and January 2001. In January 2001 Mr. Pinch was paid a bonus in pursuant to the terms of his employment agreement, which became effective December 1, 2000. The Company has determined that these bonuses were earned in 2000.

(7) On August 30, 1999 Mr. Weening and Lew Dickey each received options to purchase 30,000 shares of Class A Common Stock in lieu of a cash bonus in 1999 for calendar year 1998. These options vest and are exercisable at any time on or after August 30, 1999.

(8) During the fiscal year ending December 31, 2000 a $1,000 401(k) matching contribution was made for Mr. Weening.

EMPLOYMENT AGREEMENTS

     As discussed more particularly below, the Company has entered into employment agreements with certain of the Named Executive Officers. Subject to certain exceptions, such employment agreements prohibit each of the Named Executive Officers from competing with the Company for a specified period after termination of employment (18 months for Mr. Lew Dickey).

     Mr. Lewis W. Dickey, Jr. serves as Chairman, President and CEO of the Company. Under the terms of Mr. Dickey's employment agreement he is entitled to receive an annual base salary of $315,000. Such base salary will increase by 5.0% during each year of the term of the employment agreement, subject to merit increases, as the Compensation Committee deems appropriate. The agreement provides that Mr. Dickey may receive a bonus of up to 50% of his base salary, with bonus targets to be based on budgeted revenue and cash flow targets as determined by the Compensation Committee. Mr. Dickey's employment agreement has a three-year term, which automatically extends each year for one additional year, subject to non-renewal.

     The terms of the agreement also provide that upon the death or disability of Mr. Dickey, the Company shall continue to pay Mr. Dickey's base salary for the twelve-month period immediately following such event, all unvested time vested options will vest and the Company will continue to provide benefits to Mr. Dickey and his dependents for twelve months. In addition, if (i) the death or disability occurs after the mid-point of a particular vesting year and (ii) the fair market value of the Class A Common Stock as of the date of such death or disability equals or exceeds the exercise price per share of the performance options scheduled to vest at the end of such vesting year, his performance options will vest.

     The agreement also provides that in the event Mr. Dickey is terminated by the Company without cause or terminates his employment for good reason, the Company will pay to Mr. Dickey an amount equal to the greater of (i) the base salary owed to Mr. Dickey for the remainder of the term of the agreement and
(ii) one times his annual base salary in effect as of the date of termination plus the last bonus received by Mr. Dickey and all unvested time vested options will vest. In addition, if the fair market value of the Class A Common Stock as of the date of such termination equals or exceeds the exercise price per share of the unvested performance options, such performance options will vest. Further, if the cumulative total return of the Class A Common Stock from July 1, 1998 to the date of termination exceeds the total return of a peer group of companies, the performance options will vest. Such performance options that become vested shall remain exercisable until 90 days following the date that such performance options would otherwise have become vested and exercisable. If, within the one-year period following a change of control, the Company terminates Mr. Dickey's employment for any reason other than death or disability or for cause, or Mr. Dickey terminates his employment for good reason, Mr. Dickey will be paid the same amount as if he were terminated without cause if no change of control had occurred and all time vested and performance options will vest.

     Mr. Jonathon G. Pinch serves as Executive Vice President and Chief Operating Officer of the Company. Under the terms of Mr. Pinch's employment agreement he is entitled to receive an annual base salary of $425,000. Such base salary will increase by 5.0% during each year of the term of the employment agreement, subject to merit increases, as the Compensation Committee deems appropriate. The agreement provides that Mr. Pinch may receive a bonus of up to $200,000, half of which is based upon the achievement of Board-approved budgeted revenue and cash flow targets; the other half of any bonus will be based upon the achievement of 110% of the targets based upon the combined discretion of the Chairman, President and CEO and the Compensation Committee of the Board. Mr. Pinch's employment agreement has a three-year term, which automatically extends each year for one additional year, subject to non-renewal.

     Mr. Martin R. Gausvik serves as Executive Vice President, Treasurer and Chief Financial Officer of the Company. Under the terms of Mr. Gausvik's employment agreement he is entitled to receive an annual base salary of $275,000. Such base salary will increase by 5.0% during each year of the term of the employment agreement, subject to merit increases, as the Compensation Committee deems appropriate. The agreement provides that Mr. Gausvik may receive a bonus of up to 50% of his base salary, half of which is based upon the achievement of Board-approved budgeted revenue and cash flow targets; the other half of any bonus will be based upon the discretion of the Compensation Committee of the Board. Mr. Gausvik's employment agreement has a three-year term, which automatically extends each year for one additional year, subject to non-renewal.

     Mr. John W. Dickey serves as Executive Vice President of the Company. Under the terms of Mr. John Dickey's employment agreement he is entitled to receive an annual base salary of $375,000. Such base salary will increase to $400,000 during the second year of the employment agreement, subject to merit increases, as the Compensation Committee deems appropriate. The agreement provides that Mr. John Dickey may receive a bonus of up to 50% of his base salary, half of which is based upon the achievement of Board-approved budgeted revenue and cash flow targets; the other half of any bonus will be based upon the combined discretion of the Chairman, President and CEO and the Compensation Committee of the Board. Mr. John Dickey's employment agreement has a two-year term, which automatically extends each year for one additional year, subject to non-renewal.

     Mr. Weening served as Executive Chairman of the Company under an employment agreement until his resignation for "good reason" on January 22, 200. Under the terms of Mr. Weening's employment agreement, the Company will pay to Mr. Weening an amount equal to the greater of (i) the base salary owed to Mr. Weening for the remainder of the term of the agreement and (ii) one times annual base salary in effect as of the date of termination plus the last bonus received by Mr. Weening. In connection with Mr. Weening's resignation all of Mr. Weening's unvested time vested options have vested.

          OPTION GRANTS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2000

     The following table sets forth information regarding options to purchase Common Stock granted by the Company to the Named Executive Officers during the 2000 calendar year:

                           NUMBER OF      % OF TOTAL
                          SECURITIES        OPTIONS
                          UNDERLYING      GRANTED TO      EXERCISE OR                   GRANT DATE
                            OPTIONS      EMPLOYEES IN     BASE PRICE     EXPIRATION      PRESENT
          NAME              GRANTED       FISCAL YEAR      PER SHARE        DATE         VALUE(1)
          ----            ----------     ------------     -----------    ----------     ----------
Lewis W. Dickey, Jr.....    500,000          24.7%          $6.3475      October 2010   $1,755,000
Jonathon Pinch..........    200,000           9.9%          $3.9375     December 2010   $  702,000
Martin R. Gausvik.......    300,000          14.8%          $6.3475      October 2010   $1,053,000
John Dickey.............    250,000          12.3%          $6.3475      October 2010   $  877,500

-------------------------

(1) The present value of each grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0.00% for all years; expected volatility of 65.00%; risk-free interest rate of 6.25; and expected life of four years. Mr. Pinch's options were granted on December 1, 2000 in accordance with his employment agreement. The present value per share of the options granted to the other executive officers were also used for Mr. Pinch's options.

   AGGREGATED OPTION EXERCISES FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2000
                              AND YEAR-END VALUES

     The following table sets forth information concerning option exercises in the year ended December 31, 2000 by the Named Executive Officers, and the value of each such officer's unexercised options at December 31, 2000:

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                        OPTIONS AT              IN-THE-MONEY OPTIONS AT
                         SHARES                      DECEMBER 31, 2000             DECEMBER 31, 2000
                        ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                   ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------   --------   -----------   -------------   -----------   -------------
Lewis W. Dickey,
  Jr.................       0          $0         756,928       1,273,762         $0             $0
Jonathon Pinch.......       0          $0               0         200,000         $0             $0
Martin R. Gausvik....       0          $0          18,750         281,250         $0             $0
John Dickey..........       0          $0          91,979         387,083         $0             $0
Richard W. Weening...       0          $0         725,678         805,012         $0             $0

-------------------------

(1) Based upon a per share price of Class A Common Stock of $3.625. This price represents the closing price for the Class A Common Stock on the Nasdaq National Market on December 29, 2000.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2000, Eric P. Robison (chairman) and Robert H. Sheridan, III, neither of whom is an officer or employee of the Company, were members of the Compensation Committee of the Cumulus Media Inc.'s Board of Directors, which determines, or makes recommendations with respect to, compensation matters for the Company. Neither member of the Compensation Committee serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Lewis W. Dickey, Jr. and John Dickey each have a 25% ownership interest in Stratford Research, Inc. ("Stratford"), an entity that provides programming consulting and market research services to the Company. Under an agreement with Stratford (the "Stratford Agreement") the Company pays Stratford $25,000 to evaluate programming at target radio stations. Additionally, prior to June 2000 Stratford provided program-consulting services for amounts as specified in the Stratford Agreement.

     On June 29, 2000 the Company's Board of Directors amended the Stratford format-consulting contract terms effective June 30, 2000, for all markets with the exception of twelve radio stations. These twelve stations will continue under the terms of the existing contract. Stratford continues to provide research services under the terms of the contract.

     Total fees paid to Stratford by the Company during 2000 were $4.1 million. Of these fees paid in 2000, $1.1 million, were capitalized as acquisition costs. The remaining amounts have been included as part of the station operating expenses in the statement of operations. At December 31, 2000, amounts payable to Stratford were approximately $199,000.

     QUAESTUS Management Corporation ("QUAESTUS"), an investment firm specializing in media and new media controlled by Richard W. Weening, performed due diligence on the Company's proposed transactions as well as certain other consulting services including internet strategy consulting, research support for Department of Justice inquiries and analytic services in support of the treasury and corporate finance function. For these specified due diligence services QUAESTUS received a specified rate per transaction between $15,000 and $60,000 (depending on the amount of work involved as reflected in the number of FM stations proposed to be acquired in the transaction). For other services QUAESTUS is paid an hourly rate per person-hour. The Company was also obligated to reimburse QUAESTUS for all of its out-of-pocket expenses incurred in connection with the performance of services under such agreement. On June 29, 2000 the Company's Board of Directors terminated the QUAESTUS consulting contract effective June 30, 2000.

     During 2000, the Company paid QUAESTUS $1.6 million for services under that arrangement. Of the total payments made to QUAESTUS in 2000, $465,000 were capitalized as acquisition costs. The remaining expenses have been included as part of the corporate general and administrative expenses in the statement of operations. At December 31, 2000, amounts payable to QUAESTUS Management Corporation were approximately $293,000.

     On November 23, 1999 QUAESTUS and the Company entered into a Sublease Agreement as co-sublessees, which provided for the use of a 1989 Cessna Citation III model aircraft. QUAESTUS and the Company are obligated to pay the sublessor rent of $62,500 per month, plus an hourly rate for each hour of flight. QUAESTUS acted as the manager of the aircraft, hiring pilots, arranging for maintenance and scheduling usage. Expenses for the use of the aircraft were billed to the Company based upon the percentage of hours of Company use. The Company incurred aircraft related expenses of $541,000 in 2000. As of December 31, 2000, there remains $408,000 payable to QUAESTUS under this agreement. The Company's sublease agreement was terminated effective October 31, 2000.

     On February 2, 2000, the Company loaned each of Mr. Weening and Mr. Dickey $4,992,000 respectively, for the purpose of enabling Mr. Weening and Mr. Dickey to each purchase 128,000 shares of newly issued shares of Class C Common Stock from the Company. The price of the shares was $39.00 each, which was the approximate market price for the Company's Class A Common Stock on that date. The loans are represented by recourse promissory notes executed by each of Mr. Weening and Mr. Dickey which provide for the payment of interest at the greatest of 9.0% or the maximum rate paid by the Company under its credit facility. Interest accrues on the notes from February 2, 2000 through December 31, 2003 and is payable on that date. All accrued and unpaid interest and the principal amount of the loans are due and payable in a lump sum on December 31, 2003. As of December 31, 2000, the original principal amount of $4,992,000 plus accrued interest remains outstanding from each of Mr. Weening and Mr. Dickey.

     One of the Company's Directors is Mr. Ralph B. Everett. Mr. Everett is a partner with the Washington, D.C. office of the law firm of Paul, Hastings, Janofsky & Walker LLP, where he heads the Firm's Federal Legislative Practice Group. The Company also engages the law firm of Paul, Hastings, Janofsky & Walker LLP on various matters from time to time. Total amounts paid to Paul, Hastings, Janofsky & Walker LLP during 2000 were approximately $1.1 million. Of that amount $810,000 was capitalized as acquisition or financing costs. The remaining amounts have been included as part of the corporate general and administrative expenses in the Company's statement of operations. At December 31, 2000, amounts remaining payable to Paul, Hastings, Janofsky & Walker LLP were approximately $420,000.

     One of the Company's Directors is Eric P. Robison. Since January 1994, Mr. Robison has worked for Vulcan Northwest, Inc., the holding company that manages all personal and business interests for investor Paul G. Allen. In this role Mr. Robison serves as a Business Development Associate for Vulcan Ventures, Inc., the venture fund division of Vulcan Northwest and investigates and secures investment opportunities. In 2000, the Company retained Mr. Robison to provide consulting services relating to the development of the Cumulus Internet Services Inc. business plan. During 2000, the Company paid Mr. Robison $15,000 for consulting services.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

     The Board of Directors held fourteen regularly scheduled and special meetings during 2000. Each director attended at least 75% of his Board and committee meetings.

     It is primarily the Board's responsibility to oversee the management of the Company's business. To assist in carrying out this responsibility, the Board has established the standing committees listed below. The Company does not have a standing nominating committee.

     The Audit Committee (i) reviews management's recommendation for selection of the Company's independent auditors, (ii) examines accounting processes and reporting systems, (iii) assesses the adequacy of internal controls and risk management, (iv) reviews and approves the Company's financial disclosures and
(v) reviews other similar matters. The Audit Committee met 10 times in 2000. The current members of the Audit Committee are Messrs. Sheridan (Chairman), Everett and Robison.

     The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and specifically reviews and approves salaries, bonuses and stock-based compensation for the named executive officers. The Compensation Committee met two times in 2000. The current members of the Compensation Committee are Messrs. Sheridan (Chairman) and Robison.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee was established after completion of the Company's initial public offering in June 1998. In 2000, the Compensation Committee consisted of Messrs. Sheridan and Robison, neither of who is an employee of the Company. The Compensation Committee is responsible for making recommendations to the Board concerning the compensation levels of the executive officers of the Company. The Compensation Committee also administers the Company's 2000 Stock Incentive Plan, 1999 Stock Incentive Plan, 1999 Executive Stock Incentive Plan, 1998 Stock Incentive Plan and the 1998 Executive Stock Incentive Plan and determines awards to be made under such plans to the Company's executive officers and to other eligible individuals. The Compensation Committee reviews compensation programs for executive officers annually.

     With respect to 2000, virtually all of the compensation decisions for executive officers were made by the Compensation Committee.

     The Company's executive compensation program aims to:

     - Link managers' goals with shareholders' interests.

     - Support business plans and long-term Company goals.

     - Tie executive compensation to Company performance.

     - Attract and retain talented management.

TYPES OF COMPENSATION

     There are two main types of compensation:

     (1) Annual compensation. This includes salary and bonus. The Company awards bonuses only when profits and other performance criteria meet certain levels.

     (2) Equity Based Compensation. The Company adopted the 2000 Stock Incentive Plan in connection with the management reorganization that occurred during the year. The Company adopted the 1999 Stock Incentive Plan and the 1999 Executive Stock Incentive Plan in connection with the Company's equity offering in July 1999. The Company adopted the 1998 Stock Incentive Plan and the 1998 Executive Stock Incentive Plan in connection with the Company's initial public offering. The Compensation Committee expects that stock option grants will be the primary form of long-term incentive compensation for the Company's executive officers. The Compensation Committee believes stock options are an effective means of incenting senior management to increase the long-term value of the Company's common stock.

        In making compensation decisions, it is the Compensation Committee's current intention to recommend plans and awards which will meet the requirements for deductibility for tax purposes under Section 162(m) of the Code.

FACTORS CONSIDERED IN DETERMINING COMPENSATION

     The Compensation Committee wants the compensation of the Company's executives to be competitive in the broadcast industry and with other U.S. media companies. The Committee conducts its own review of various parts of the compensation program, and using its assessment of the skills, experience, and achievements of individual executives, the Committee decides the compensation of executives.

     The Committee looks at the size and success of other companies and the types of jobs covered by these companies in determining executive compensation. One goal of the Company's compensation program is to approximate the survey group's average compensation, adjusted for company size and performance.

     The Committee also considers the tax deductibility of compensation paid to the executive officers.

ANNUAL COMPENSATION

GENERAL

     Annual compensation for the Company's executives includes salary and bonus.

     This is similar to the compensation programs of most leading companies.

     The Committee aims to pay salaries at the average of the survey companies, adjusted for company size and performance. The Committee also looks at the specific job duties, the person's achievements and other criteria.

BONUSES

     The Company provides cash bonuses to executives, market managers and other key personnel based on the Company's achievement of the overall financial performance plan and the achievement of executive-specific performance goals in the applicable fiscal year. Bonus awards are limited to a percentage of base salary ranging from 10% to 50% depending on the participant's level of responsibility. Awards are made at the sole discretion of the Company's principal executive officer and the Compensation Committee taking into account the above mentioned factors and such other factors as the Compensation Committee might deem relevant.

EQUITY BASED COMPENSATION

GENERAL

     Today's business decisions affect the Company over a number of years. This is why the long-term incentive awards are tied to the Company's performance and the value of the Company's common stock over several years.

     In general, the amount of the long-term incentive awards does not change as much as the amount of the annual bonus awards.

STOCK OPTIONS

     Stock options are an important part of the Company's long-term incentive program. Executive officers who are granted awards under the Company's incentive plan only benefit from such awards when there is an increase in the stock price of the common stock, a measurement of long-term value of the Company.

     In 2000, executives received option grants in amounts commensurate with rank and responsibility. In deciding the size of individual option grants for 2000, the Compensation Committee considered the responsibilities and title, as well as the total number of options awarded to all employees.

CHAIRMAN AND CEO COMPENSATION

ANNUAL COMPENSATION

     In determining Mr. Dickey's salary, the Committee considered his job duties, the pay practices of other companies and Mr. Dickey's preference for equity-based compensation.

     Mr. Dickey's target bonus for 2000 was based on the terms of his employment agreement and Company performance criteria set forth therein, which provided for the full bonus of $150,000 if the Company exceeded certain revenue and cash flow thresholds. Such thresholds were not exceeded in 2000. In awarding Mr. Dickey's bonus the Committee considered his job as the newly appointed chief executive of a significant U.S. media company with a wide area of control and broad duties. The Committee also considered the significant financial and operational challenges faced by the Company upon Mr. Dickey's appointment. The Committee reviewed his 2000 accomplishments and considered these factors in determining Mr. Dickey's 2000 bonus. Finally, the Committee considered the deductibility of Mr. Dickey's compensation under the tax laws.

EQUITY-BASED COMPENSATION

     The value of the stock options granted to Mr. Dickey in 2000 also depends on the Company's future success and whether that success is reflected in the value of the common stock.

                             COMPENSATION COMMITTEE

                           Eric P. Robison, Chairman
                             Robert H. Sheridan III

                             AUDIT COMMITTEE REPORT

     The Board of Directors of Cumulus Media Inc. adopted a written Audit Committee Charter on June 6, 2000, a copy of which is included as Appendix B to this Proxy Statement. All members of the Audit Committee are independent as defined in Rule 4200(a)(14) of The Nasdaq Stock Market's listing standards.

     The Audit Committee has reviewed and discussed with the Company's management and KPMG LLP, the Company's independent auditors, the audited financial statements of the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2000. The Audit Committee has also discussed with KPMG LLP, the Company's independent auditors, the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

     The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (titled, "Independence Discussions with Audit Committees"), and has discussed with KPMG LLP their independence. The Audit Committee has also considered whether the provision of information technology services and other non-audit services to the Company by KPMG LLP is compatible with maintaining their independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                AUDIT COMMITTEE

                   Robert H. Sheridan, Audit Committee Chair
                    Ralph B. Everett, Audit Committee Member
                    Eric P. Robison, Audit Committee Member

                       MEMBERS OF THE BOARD OF DIRECTORS

                                            PRINCIPAL OCCUPATION AND DIRECTORSHIPS
                NAME                        --------------------------------------
    CLASS I DIRECTORS NOMINATED FOR ELECTION TO SERVE UNTIL THE 2003 ANNUAL MEETING
Ralph B. Everett                       Mr. Everett has served as a Director since July
                                       1998. Mr. Everett, age 49, has been a partner
                                       with the Washington, D.C. office of the law firm
                                       of Paul, Hastings, Janofsky & Walker LLP, where
                                       he heads the firm's Federal Legislative Practice
                                       Group. In 1998, Mr. Everett was appointed by the
                                       President as United States Ambassador to the 1998
                                       International Telecommunication Union
                                       Plenipotentiary Conference. Prior to 1989, he was
                                       Chief Counsel and Staff Director of the United
                                       States Senate Committee on Commerce, Science and
                                       Transportation. He is a Director and a member of
                                       the Investment Committee of Shenandoah Life
                                       Insurance Company. He is also a member of the
                                       Board of Visitors of Duke University Law School
                                       and the Norfolk Southern Corporation Advisory
                                       Board. Mr. Everett holds a Bachelor of Arts
                                       degree from Morehouse College (Phi Beta Kappa)
                                       and a Juris Doctor degree from Duke University.
Holcombe T. Green, Jr.                 Mr. Green has been Chairman and Chief Executive
                                       Officer of WestPoint Stevens, Inc. since October
                                       1992. Mr. Green, age 60, is the sole shareholder
                                       of the general partner of WPS Investors, L.P., a
                                       significant shareholder of the WestPoint Stevens,
                                       Inc. Mr. Green is also the founder and principal
                                       of Green Capital Investors, L.P., a private
                                       investment partnership, and certain other
                                       affiliated partnerships. He is the retired
                                       Chairman of HBO & Company, a supplier of hospital
                                       information systems.

    CLASS II DIRECTORS NOMINATED FOR ELECTION TO SERVE UNTIL THE 2004 ANNUAL MEETING
Eric P. Robison                        Mr. Robison, age 41, has served as a Director of
                                       the Company since August 1999. Since January
                                       1994, Mr. Robison has worked for Vulcan
                                       Northwest, Inc., the holding company that manages
                                       all personal and business interests for investor
                                       Paul G. Allen. In this role Mr. Robison serves as
                                       Vice President, Business Development managing
                                       various projects and investigating investment
                                       opportunities. Mr. Robison also serves on the
                                       board of directors of CNET Media Networks, Inc.
                                       Prior to joining Vulcan, Mr. Robison was
                                       co-founder and vice president of The Stanton
                                       Robison Group, Inc., a business development,
                                       marketing and advertising consulting firm. Mr.
                                       Robison has served in key marketing management
                                       positions with SGS, Inc., Ashton-Tate, Inc., and
                                       Denny's Inc. He has also worked on the account
                                       staffs of several advertising agencies

                                            PRINCIPAL OCCUPATION AND DIRECTORSHIPS
                NAME                        --------------------------------------
                                       including McCann Erickson, Doyle Dane Bernbach
                                       and Foote Cone and Belding. Mr. Robison holds a
                                       Bachelor of Arts degree in Communication Studies
                                       from California State University, Sacramento, and
                                       a Master of Administration in general management
                                       from the University of California, Davis.
Robert H. Sheridan, III                Mr. Sheridan has served as a Director of the
                                       Company since July 1998. Mr. Sheridan, age 38,
                                       served as a member of the Investment Committee of
                                       Cumulus Media, LLC from April 1997 until its
                                       dissolution in June 1998. Mr. Sheridan has served
                                       as a Managing Director of Bank of America Capital
                                       Investors, the principal investment group within
                                       Bank of America Corporation since January 1998,
                                       and is a Senior Vice President of BA Capital
                                       Company, L.P., formerly known as NationsBanc
                                       Capital Corp. He was a Director of NationsBank
                                       Capital Investors, the predecessor of Bank of
                                       America Capital Investors, from January 1996 to
                                       January 1998. BA Capital Company, L.P. is a
                                       stockholder of the Company. Prior to joining
                                       NationsBank Capital Investors in January 1994,
                                       Mr. Sheridan worked in the corporate bank
                                       division of NationsBank Corporation from June
                                       1989 to January 1994. Mr. Sheridan serves as a
                                       director of several privately held companies. Mr.
                                       Sheridan holds a Bachelor of Arts degree from
                                       Vanderbilt University and a Master of Business
                                       Administration from Columbia University. See
                                       "Security Ownership of Certain Beneficial Owners
                                       and Management."
            CONTINUING DIRECTORS WITH A TERM EXPIRING AT 2002 ANNUAL MEETING
Lewis W. Dickey, Jr.                   Mr. Dickey, age 39, has served as Chairman ,
                                       President and CEO since December, 2000 and has
                                       served as a Director of the Company since March
                                       1998. Mr. Dickey was a founder and an initial
                                       investor in Cumulus Media, LLC through his
                                       interest in CML and owns 25% of the outstanding
                                       capital stock of DBBC of Georgia, LLC, a Managing
                                       Member of Cumulus Media, LLC. He served as
                                       Executive Vice Chairman and a Director of Cumulus
                                       Media, LLC from its inception in April 1997 until
                                       its dissolution in June 1998. Mr. Dickey is the
                                       founder and was President of Stratford from
                                       September 1985 to March 1998 and owns 25% of the
                                       outstanding capital stock of Stratford. Stratford
                                       is a strategy consulting and market research firm
                                       advising radio and television broadcasters as
                                       well as other media related industries. From
                                       January 1988 until March 1998, Mr. Dickey served
                                       as President and Chief Operating Officer of
                                       Midwestern Broadcasting, which operated two
                                       stations

                                            PRINCIPAL OCCUPATION AND DIRECTORSHIPS
                NAME                        --------------------------------------
                                       in Toledo, Ohio that were acquired by the Company
                                       in November 1997. He also has an ownership
                                       interest (along with members of his family and
                                       others) in three stations in Nashville,
                                       Tennessee: WQQK-FM, WNPL-FM and WVOL-AM. Mr.
                                       Dickey is a nationally regarded consultant on
                                       radio strategy and the author of The
                                       Franchise -- Building Radio Brands, published by
                                       the National Association of Broadcasters. He
                                       holds Bachelor of Arts and Master of Arts degrees
                                       from Stanford University and a Master of Business
                                       Administration degree from Harvard University.
                                       Mr. Dickey is the brother of John Dickey, the
                                       Company's Executive Vice President.
Richard W. Weening                     Mr. Weening has been a Director since March 1998.
                                       Mr. Weening, age 55, was a founder and initial
                                       investor in Cumulus Media LLC. He served as
                                       Chairman and Chief Executive Officer of Cumulus
                                       Media LLC from its inception in April 1997 until
                                       its dissolution in June 1998. He served as our
                                       Executive Chairman from March 1998 to December
                                       2000. In 1989, Mr. Weening founded QUAESTUS
                                       Management Corporation (d/b/a/ QUAESTUS & Co.,
                                       Inc.), a private equity investment and advisory
                                       firm specializing in media, new media,
                                       information and related technology companies. Mr.
                                       Weening served as Chairman and Chief Executive
                                       Officer of QUAESTUS & Co., Inc. from December
                                       1989 until March 1998 and as President and Chief
                                       Executive Officer from December 2000 to the
                                       present. QUAESTUS & Co., Inc. is one of our
                                       shareholders. QUAESTUS & Co., Inc. was Managing
                                       Member of Cumulus Media LLC. It is also the
                                       Managing Member of CML Holdings LLC, one of our
                                       shareholders and an investment fund that was a
                                       founding investor in Cumulus Media LLC. See
                                       "Certain Relationships and Related Transactions."
                                       In 1985, Mr. Weening founded Caribbean
                                       Communications Company Ltd., a radio broadcasting
                                       company acquired by Cumulus in May 1997. He
                                       currently serves as a Director of QUAESTUS & Co.,
                                       Inc. and ARI Network Services, Inc. and several
                                       private companies. He holds a Bachelor of Arts
                                       degree from St. John's University.

                               PERFORMANCE GRAPH

     The following graph compares the total stockholder return on the Company's Common Stock for the year ending December 31, 2000 with that of the (i) Standard & Poors 500 Stock Index ("S&P 500"); (ii) the Nasdaq Stock Market Index (the "Nasdaq Composite")and (iii) an index comprised of radio broadcast and media companies. See note (I) below. The total return calculations set forth below assume $100 invested on December 31, 1999, with reinvestment of dividends into additional shares of the same class of securities at the frequency with which dividends were paid on such securities through December 31, 2000. The stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

                              [PERFORMANCE GRAPH]

                            CUMULATIVE TOTAL RETURN

---------------------------------------------------------------------------------------------------
                           12/31/1999     3/31/2000      6/30/2000      9/29/2000      12/29/2000
---------------------------------------------------------------------------------------------------
  Cumulus                   100.00%         28.33%         17.98%         12.07%          7.14%
---------------------------------------------------------------------------------------------------
  S & P 500                 100.00%        102.00%         99.00%         97.77%         89.86%
---------------------------------------------------------------------------------------------------
  NASDAQ                    100.00%        112.37%         97.46%         90.26%         60.71%
---------------------------------------------------------------------------------------------------
  Radio Index               100.00%         84.15%         87.89%         60.97%         60.68%
---------------------------------------------------------------------------------------------------

(1) Index comprised of radio broadcast, outdoor and other media companies with the following trading symbols: Clear Channel Communications Corporation
    (CCU), Citadel Broadcasting Company (CITC), Cox Radio Inc. (CXR), Emmis Broadcasting Corporation (EMMS) and Saga Communications Inc. (SGA).

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     In accordance with the Company's Amended and Restated By-Laws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 2002 Annual Meeting of Shareholders and any other shareholder proposed business intended to be brought before the 2002 Annual Meeting of Shareholders, whether or not such shareholder seeks to have such proposal included in the Company's proxy statement, must be received by the Company not later than November 30, 2001. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with the Company's Amended and Restated By-Laws which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. Proposals should be directed to Mr. Martin R. Gausvik, Executive Vice President, Chief Financial Officer and Treasurer, at the Company's principal executive offices, 3535 Piedmont Road, Building 14, Fourteenth Floor, Atlanta, Georgia 30305. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

                                 OTHER MATTERS

     Although management is not aware of any other matters that may come before the Annual Meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

     The Company's financial statements, supplementary financial information, management's discussion and analysis of financial condition and results of operations, and quantitative and qualitative disclosures about market risk are incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and the Company's other periodic filings made with the Securities and Exchange Commission from time to time. Shareholders may obtain a copy of the Company's Annual Report for the year ended December 31, 2000 as filed on Form 10-K at no cost by writing to Mr. Daniel O'Donnell, Vice President, Finance, Cumulus Media Inc., 3535 Piedmont Road, Building 14, Fourteenth Floor, Atlanta, Georgia 30305.

                                              By Order of the Board of
                                              Directors,
                                              Lewis W. Dickey, Jr.
                                              Chairman, President & CEO

                                                                      APPENDIX A

                               CUMULUS MEDIA INC.
                           2000 STOCK INCENTIVE PLAN

     1. OBJECTIVES. The Cumulus Media Inc. 2000 Stock Incentive Plan is designed to attract and retain certain selected officers, key employees, non-employee directors and consultants whose skills and talents are important to the Company's operations, and reward them for making major contributions to the success of the Company. These objectives are accomplished by making awards under the Plan, thereby providing Participants with a proprietary interest in the growth and performance of the Company.

     2. DEFINITIONS.

          (a) "Award" shall mean the grant of a Stock Option to a Plan Participant pursuant to such terms, conditions, performance requirements, and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

          (b) "Award Agreement" shall mean an agreement between Cumulus Media Inc. and a Participant that sets forth the terms, conditions, performance requirements, and limitations applicable to an Award.

          (c) "Board" shall mean the Board of Directors of Cumulus Media Inc.

          (d) "Cause" shall mean termination of a Participant's service with the Company for (i) any failure of the Participant to substantially perform his duties with the Company (other than by reason of illness) which occurs after the Company has delivered to the Participant a demand for performance which specifically identifies the manner in which the Company believes the Participant has failed to perform his duties, and the Participant fails to resume performance of his duties on a continuous basis within 14 days after receiving such demand, (ii) the commission by the Participant of any material act of dishonesty or disloyalty involving the Company or its business, or (iii) the conviction of the Participant of a felony or misdemeanor which, in the reasonable judgment of the Committee, is substantially related to the Participant's position with the Company or substantially impairs the Participant's ability to perform his duties with the Company.

          (e) "Change in Control" shall mean any of the following events:

             (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person"), after the date hereof, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (a) the then outstanding shares of common stock of Cumulus Media Inc. (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of Cumulus Media Inc. entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (a) any acquisition directly from Cumulus Media Inc., (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (d) any acquisition by any corporation pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (iii) of this Section 2(e); or

             (ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Cumulus Media Inc.'s shareholders, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

             (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company for which approval of the shareholders of Cumulus Media Inc. is required (a "Business Combination"), in each case, unless, immediately following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Cumulus Media Inc. or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of he initial agreement, or of the action of the Board, providing for such Business Combination; or

             (iv) approval by the shareholders of Cumulus Media Inc. of a complete liquidation or dissolution of Cumulus Media Inc.

          (f) "Class A Common Stock" shall mean the authorized and issued or unissued $.01 par value Class A common stock of Cumulus Media Inc.

          (g) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          (h) "Committee" shall mean the Compensation Committee of the Board of Directors of Cumulus Media Inc. which shall be comprised of at least two non-employee directors within the meaning of Rule 16-b 3 of the Securities Exchange Act of 1934.

          (i) "Company" shall mean Cumulus Media Inc. and its subsidiaries including subsidiaries of subsidiaries and partnerships and other business ventures in which Cumulus Media Inc. has a significant equity interest, as determined in the sole discretion of the Committee.

          (j) "Fair Market Value" shall mean the closing sale price of the Class A Common Stock on the Nasdaq National Market as reported in the Midwest Edition of the Wall Street Journal for the date in question, provided that, if no sales of Class A Common Stock were made on said exchange on that date, "Fair Market Value" shall mean the closing sale price of Class A Common Stock as reported for the most recent preceding day on which sales of Class A Common Stock were made on such exchange, or, failing any such sales, such other price as the Committee may determine in conformity with pertinent law and regulations of the Treasury Department. Notwithstanding the foregoing, in the case of Awards which are effective on the date the Company sells shares of Class A Common Stock in an underwritten public offering, Fair Market Value shall mean the price per share at which the Class A Common Stock is initially sold to the public pursuant to the offering.

          (k) "Participant" shall mean a current or prospective employee, non-employee director, consultant or other person who provides services to the Company to whom an Award has been made under the Plan. Notwithstanding the foregoing, if a director is serving on the Board to represent the interests of a corporate shareholder of the Company, the option which otherwise would be awarded to the director may be awarded to the director's employer.

          (l) "Plan" shall mean the Cumulus Media Inc. 2000 Stock Incentive
     Plan.

          (m) "Retirement" shall mean termination of employment or service with the Company or service as a member of the Board on or after the attainment of age 65.

          (n) "Stock Option" shall mean a grant of a right to purchase a specified number of shares of Class A Common Stock, the purchase price of which shall be not less than 100% of Fair Market Value on the date of grant. A stock option may be in the form of a nonqualified stock option or an incentive stock option ("ISO"). A nonqualified stock option is an option that does not meet the criteria of an ISO. An ISO, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code which, among other limitations, provides that the Participant is an Employee on the date of grant and exercises the ISO only while employed or within three months thereafter (one year in the case of disability, within the meaning of Section 12), that the aggregate Fair Market Value (determined at the time the option is granted) of Class A Common Stock for which ISOs are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000; that ISOs shall be priced at not less than 100% of the Fair Market Value on the date of the grant (110% in the case of a Participant who is a 10% shareholder of the Company within the meaning of
     Section 422 of the Code); and that ISOs shall be exercisable for a period of not more than ten years (five years in the case of a Participant who is a 10% shareholder of the Company).

     3. ELIGIBILITY. Current and prospective employees, non-employee directors, consultants or other persons who provide services to the Company eligible for an Award under the Plan are those who hold, or will hold, positions of responsibility and whose performance, in the judgment of the Committee or the management of the Company (if such responsibility is delegated pursuant to Section 6 hereof), can have a significant effect on the success of the Company.

     4. COMMON STOCK AVAILABLE FOR AWARDS. Subject to adjustment as provided in
Section 14 hereof, the number of shares that may be issued under the Plan for Awards during the term of the Plan is 2,750,00 shares of Class A Common Stock, all of which may be in the form of incentive stock options. Any shares subject to an Award which are used in settlement of tax withholding obligations shall be deemed not to have been issued for purposes of determining the maximum number of shares available for issuance under the Plan. Likewise, if any Stock Option is exercised by tendering shares, either actually or by attestation, to the Company as full or partial payment for such exercise under this Plan, only the number of shares issued net of the shares tendered shall be deemed issued for purposes of determining the maximum number of shares available for issuance under the Plan. No individual shall be eligible to receive Awards aggregating more than 500,000 shares of Class A Common Stock reserved under the Plan in any one calendar year, subject to adjustment as provided in Section 14 hereof. Cumulus Media Inc. shall take whatever actions are necessary to file required documents with the U.S. Securities and Exchange Commission and any other appropriate governmental authorities and stock exchanges to make shares of Class A Common Stock available for issuance pursuant to Awards.

     5. ADMINISTRATION. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan, to determine which current and prospective employees, non-employee directors and consultants are Plan Participants, to grant waivers of Award restrictions, to determine the provisions of Award Agreements and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Company and in keeping with the objectives of the Plan.

     6. DELEGATION OF AUTHORITY. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate to the chief executive officer and to other senior officers of the Company its duties under the Plan pursuant to such conditions or limitations as the Committee may establish. Any such delegation may be revoked by the Committee at any time.

     7. AWARDS. The Committee shall set forth in the related Award Agreement the terms, conditions, performance requirements, and limitations applicable to each Award including, but not limited to, continuous service with the Company, conditions under which acceleration of vesting will occur and achievement of specific business objectives.

     8. DEFERRED PAYMENT OF AWARDS. The Committee may permit selected Participants to elect to defer payment of Awards in accordance with procedures established by the Committee which are intended to permit such deferrals to comply with applicable requirements of the Code including, at the choice of Participants, the capability to make further deferrals for payment after retirement. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of dividend equivalents for deferred payments denominated in stock.

     9. STOCK OPTION EXERCISE. Unless the Award Agreement provides otherwise,
(I) an Award shall become vested, and thereby exercisable, at the rate of 25% per completed year of the Participant's continuous service-providing relationship with the Company (including in the case of a non-employee director, service on the Board) after the grant date of the Award, and (II) each Award that is outstanding and unexercised on the date of a Change in Control shall immediately become fully vested and exercisable. The price at which shares of Class A Common Stock may be purchased under a Stock Option shall be paid in full at the time of the exercise in cash or, if permitted by the Committee, by means of tendering shares of Class A Common Stock, which have been held by the Participant for more than six months and have not been used within the prior six-month period to exercise an option, either directly or by attestation, valued at Fair Market Value on the date of exercise, or any combination thereof.

     10. TAX WITHHOLDING. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of shares under the Plan, an appropriate number of shares for payment of taxes (but only the minimum amount required by law) or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Company may defer making delivery with respect to Class A Common Stock obtained pursuant to an Award hereunder until arrangements satisfactory to it have been made with respect to any such withholding obligation. If Class A Common Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when the tax withholding is required to be made.

     11. AMENDMENT OR TERMINATION OF THE PLAN. The Board may, at any time, but only with unanimous consent or approval, amend or terminate the Plan; provided, however, that

          (a) subject to Section 14 hereof, no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and

          (b) without further approval of the shareholders of the Company, no amendment shall increase the number of shares of Class A Common Stock which may be delivered pursuant to Awards hereunder, except for increases resulting from Section 14 hereof.

     12. TERMINATION OF SERVICE. If the service-providing relationship of a Participant terminates, or a non-employee director no longer serves on the Board, other than pursuant to paragraphs (a) through (c) of this Section 12, all unvested Awards shall immediately terminate and all vested but unexercised, deferred or unpaid Awards shall terminate one year after such termination of service, unless the Award Agreement provides otherwise, and during such one year period shall be exercisable only to the extent provided in the Award Agreement. If the status of a Participant's relationship with the Company changes, e.g., from a consultant to an employee or vice versa, it will not be a termination of the service-providing relationship. Notwithstanding the foregoing, if a Participant's service is terminated for Cause, to the extent the Award is not effectively exercised or has not vested prior to such termination, it shall lapse or be forfeited to the Company immediately upon termination. In all events, an Award will not be exercisable after the end of its term as set forth in the Award Agreement.

          (a) Retirement. When a Participant's employment or service terminates as a result of Retirement, or early retirement with the consent of the Committee, the Committee (in the form of an Award Agreement or otherwise) may permit Awards to continue in effect beyond the date of Retirement, or early retirement, and/or the exercisability and vesting of any Award may be accelerated.

          (b) Resignation in the Best Interests of the Company. When a Participant resigns from the Company or the Board and, in the judgment of the Committee, the acceleration and/or continuation of outstanding Awards would be in the best interests of the Company, the Committee may (i) authorize, where appropriate, the acceleration and/or continuation of all or any part of Awards granted prior to such termination and (ii) permit the exercise, vesting and payment of such Awards for such period as may be set forth in the applicable Award Agreement.

          (c) Death or Disability of a Participant.

             (i) In the event of a Participant's death, the Participant's estate or beneficiaries shall have a period specified in the Award Agreement within which to receive or exercise any outstanding Award held by the Participant under such terms, and to the extent, as may be specified in the applicable Award Agreement. Rights to any such outstanding Awards shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by the Participant; if none, then (b) to a legal representative of the Participant; if none, then (c) to the persons entitled thereto as determined by a court of competent jurisdiction. Subject to subparagraph (iii) below, Awards so passing shall be exercised or paid out at such times and in such manner as if the Participant were living.

             (ii) In the event a Participant is deemed by the Company to be disabled within the meaning of Cumulus Media Inc.'s group long-term disability plan, or if Cumulus Media Inc. does not have such a plan,
        Section 22(e)(3) of the Code, the Award shall be exercisable for the period, and to the extent, specified in the Award Agreement. Awards and rights to any such Awards may be paid to or exercised by the Participant, if legally competent, or a legally designated guardian or representative if the Participant is legally incompetent by virtue of such disability.

             (iii) After the death or disability of a Participant, the Committee may in its sole discretion at any time (1) terminate restrictions in Award Agreements and (2) accelerate any or all installments and rights.

             (iv) In the event of uncertainty as to interpretation of or controversies concerning this paragraph (c) of Section 12, the Committee's determinations shall be binding and conclusive.

          (d) No Service Rights. The Plan shall not confer upon any Participant any right with respect to continuation of employment by, or service with, the Company or service on the Board, nor shall it interfere in any way with the right of the Company to terminate any Participant's employment or service with the Company or on the Board at any time.

     13. NONASSIGNABILITY. Except as provided in subsection (c) of Section 12 and this Section 13, no Award under the Plan shall be assignable or transferable, or payable to or exercisable by anyone other than the Participant to whom it was granted. Notwithstanding the foregoing, the Committee (in the form of an Award Agreement or otherwise) may permit Awards, other than incentive stock options within the meaning of Section 422 of the Code, to be transferred to members of the Participant's immediate family, to trusts for the benefit of the Participant and/or such immediate family members, and to partnerships or other entities in which the Participant and/or such immediate family members own all the equity interests. For purposes of the preceding sentence, "immediate family" shall mean a Participant's spouse, issue, and spouses of his issue.

     14. ADJUSTMENTS. In the event of any change in the outstanding Class A Common Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or similar event, the Committee may adjust proportionally (a) the number of shares of Class A Common Stock (i) reserved under the Plan, (ii) available for ISOs, (iii) for which Awards shall be granted to an individual Participant, and (iv) covered by outstanding Awards denominated in stock; (b) the stock prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any other change affecting the Class A Common Stock or any distribution (other than normal cash dividends) to holders of Class A Common Stock, such adjustments as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to issue or assume Stock Options, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new Stock Options for previously issued Stock Options or an assumption of previously issued Stock Options.

     15. NOTICE. Any notice to the Company required by any of the provisions of the Plan shall be addressed to the director of finance of the Company in writing, and shall become effective when it is received by his office.

     16. UNFUNDED PLAN. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Class A Common Stock or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Class A Common Stock or rights thereto, nor shall the Plan be construed as providing for such segregation, nor shall the Company nor the Board nor the Committee be deemed to be a trustee of any cash, Class A Common Stock or rights thereto to be granted under the Plan. Any liability of the Company to any Participant with respect to a grant of cash, Class A Common Stock or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

     17. GOVERNING LAW. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Wisconsin, without giving effect to principles of conflicts of laws, and construed accordingly.

     18. EFFECTIVE AND TERMINATION DATES. The effective date of the Plan is October 1, 2000. The Plan shall terminate on October 1, 2010 subject to earlier termination by the Board pursuant to Section 11, after which no Awards may be made under the Plan, but any such termination shall not affect Awards then outstanding or the authority of the Committee to continue to administer the Plan.

     19. OTHER BENEFIT AND COMPENSATION PROGRAMS. Payments and other benefits received by a Participant pursuant to an Award shall not be deemed a part of such Participant's regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement, unless the Committee expressly determines otherwise.

                                                                      APPENDIX B

                               CUMULUS MEDIA INC.
                            AUDIT COMMITTEE CHARTER

ORGANIZATION

     There shall be an audit committee of the board of directors composed of three directors, selected by the board, each of whom shall be independent of management and free from any relationships that, in the opinion of the board, would interfere with the member's exercise of his or her independent judgment. Each member of the audit committee shall be financially literate (as defined in the applicable rules) and at least one member shall have past employment experience in finance or accounting, requisite professional certification in accounting, or some other comparable experience or background that demonstrates that individual's financial sophistication and expertise. The chairperson of the audit committee shall be elected by the board of directors. The audit committee shall meet at least four times a year and more often when circumstances so require.

PURPOSE

     It shall be the fundamental purpose of the audit committee to assist the board of directors in fulfilling its responsibility to oversee the company's system of financial reporting.

RESPONSIBILITIES AND POWERS

     In performing its oversight function, the audit committee shall undertake those tasks that, in its judgment, would most effectively contribute to the effectiveness and integrity of the company's financial reporting system. In doing so, the audit committee shall:

          1. Encourage within senior management a corporate environment or "tone at the top" that strives for integrity in financial reporting.

          2. Make appropriate inquiry into the logistical capabilities of the financial reporting system.

          3. Make appropriate inquiry to assess the ability of the financial reporting system to prevent financial misreporting and to detect misreporting should it occur.

          4. Possess, along with the board of directors, ultimate authority and responsibility for the selection, evaluation, and, where appropriate, replacement of the outside auditor of the company's financial statements, so that the outside auditor shall ultimately be accountable to the board of directors and to the audit committee.

          5. Inquire into the independence of the outside auditor; receive from the outside auditor a written statement, consistent with Independence Standards Board Standard No. 1, delineating all relationships between the auditor and the company; engage in dialogue with the auditor and, to the extent appropriate, the board of directors, with respect to any disclosed relationships or services that may affect the objectivity and independence of the auditor; and take, or recommend that the board take, appropriate action to ensure the independence of the auditor.

          6. Determine that the outside auditor, in addition to being engaged to perform annual audits of the company's financial statements, has been engaged to perform quarterly reviews of the company's Forms 10-Q.

          7. Discuss with management, the company's chief financial officer, the outside auditor, the director of internal audit, and/or others (as the committee believes appropriate), the company's financial statements and financial reporting system, including potential weaknesses in the system, with such discussion to take place jointly and/or separately depending on the committee's judgment.

          8. Discuss with the outside auditor, to the extent appropriate, the items identified in Statement on Auditing Standards No. 61 (including the auditor's judgment about the quality, not just the acceptability, of the company's accounting principles), with such discussion, to the extent it takes place in conjunction with quarterly information, to take place prior to the filing of each Form 10-Q or, if such discussion cannot reasonably take place prior to filing, as soon as practicable thereafter.

          9. Make a recommendation to the board of directors as to whether the company's audited financial statements should be included in the company's Form 10-K.

          10. Prepare an annual audit committee report, to be included in the company's proxy statement, stating whether the committee has:

        - Reviewed and discussed the audited financial statements with management;

        - Discussed with outside auditor he matters required to be discussed by Statement on Auditing Standards No. 61;

        - Received appropriate disclosures from the outside auditor regarding the auditor's independence as required by Independence Standards Board Standard No. 1 and discussed with the auditor the auditor's independence;

        - Recommended to the board of directors that the audited financial statements be included in the company's Form 10-K

          11. See that the company's proxy statement includes a statement that the company has adopted this charter, that the company's proxy statement includes information regarding the independence of audit committee members and that a copy of this charter is included as an appendix to the company's proxy statement at least once every three years.

          12. Investigate any matter brought to the audit committee's attention within the scope of its duties, which, in its judgment, warrants investigation, and possess the power, without consent of the board of directors, to engage outside professionals for that purpose.

          13. Review and assess the adequacy of this Charter on at least an annual basis.

        - Adopted on: June 6, 2000

                                  DEFINITIONS

NASD/AMEX DEFINITION OF "INDEPENDENT" DIRECTORS

     The following directors would not be considered independent:

          (a) a director who is currently an employee of the Company or any of its affiliates or who was an employee of the Company or any of its affiliates during the past three years;

          (b) a director who accepted any compensation from the Company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for Board service, benefits under a tax-qualified retirement plan or non-discretionary compensation;

          (c) a director who is an immediate family member of an individual who is or has been during the past three years an executive officer of the Company or any of its affiliates;

          (d) a director who is a partner in, or a controlling shareholder or an executive officer of, any for-business organization to which the Company made, or from which the Company received, payments (other than those arising from investments in the Company's securities) that exceeded 5% of the Company's or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; and

          (e) a director who is employed as an executive of another entity where any of the Company's executives serves on that entity's compensation committee.

NASD/AMEX DEFINITION OF "FINANCIALLY LITERATE'

     A financially literate director is one who is able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement.

NASD/AMEX DEFINITION OF ACCOUNTING/FINANCIAL EXPERTISE

     A director has accounting or related financial management expertise if he or she has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the director's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

                                   PROXY CARD
                               CUMULUS MEDIA INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned appoints Lewis W. Dickey, Jr. and Martin R. Gausvik, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated below, all of the shares of stock of Cumulus Media Inc. held of record by the undersigned on March 16, 2001 at the 2001 Annual Meeting of Shareholders of Cumulus Media Inc. to be held on May 4, 2001, or at any adjournment thereof.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTORS, "FOR" THE APPROVAL OF THE RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS FOR 2001, AND "FOR" THE APPROVAL OF THE 2000 STOCK INCENTIVE PLAN.


           \/ DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED \/

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|                    CUMULUS MEDIA INC. 2001 ANNUAL MEETING                    |
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

                                                                              [ ] FOR all nominees listed  [ ] WITHHOLD AUTHORITY to
1. ELECTION OF DIRECTORS:                                                         to the left (except as       vote for all nominees
                                                                                  specified below).            listed to the left.
Class I Directors:   1 - Ralph B. Everett    2 - Holcombe T. Green, Jr.
Class II Directors:  3 - Eric P. Robison     4 - Robert H. Sheridan, III
                                                                                  --------------------------------------------------
(Instructions: To withhold authority to vote for any indicated nominee, ----->
write the number(s) of the nominee(s) in the box provided to the right).          --------------------------------------------------


2. PROPOSAL TO APPROVE THE RATIFICATION OF KPMG LLP                           [ ]  FOR          [ ] AGAINST       [ ] ABSTAIN
   AS INDEPENDENT AUDITORS FOR 2001:

3. PROPOSAL TO APPROVE THE 2000 STOCK INCENTIVE PLAN:                         [ ]  FOR          [ ] AGAINST       [ ] ABSTAIN

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


Check appropriate box
Indicate changes below:
Address Change?     [ ]          Name Change?     [ ]  Date                         NO. OF SHARES
                                                            -------------------

                                                                                    ------------------------------------------------


                                                                                    ------------------------------------------------


                                                                                    SIGNATURE(S) IN BOX
                                                                                    Please sign exactly as name appears hereon.
                                                                                    When shares are held by joint tenants, both
                                                                                    should sign. When signing as attorney,
                                                                                    executor, administrator, trustee or guardian,
                                                                                    please give full title as such. If a
                                                                                    corporation, please sign in full corporate
                                                                                    name by President or other authorized
                                                                                    officer. If a partnership, please sign in
                                                                                    partnership name by authorized person.


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